Exhibit 1

JOINDER AGREEMENT

          This Joinder Agreement to the Share Purchase Agreement is entered into as of February 28, 2005, between Nexus Telocation Systems Ltd. (“Nexus”) and DBSI Investments Ltd. (the “Joining Purchaser”).

WHEREAS

on November 16, 2004 Nexus and Egged Holdings Ltd. have entered into that certain Share Purchase Agreement (the “SPA”) pursuant to which Nexus agreed to issue and sell to Egged and Egged agreed to purchase from Nexus 28,571,429 Ordinary Shares of Nexus, par value NIS 0.03 each (the “Initial Shares”), at a price per share of 8.4 US cents (US$0.084) (hereinafter, the “Price Per Share”), at a total consideration of 2,400,000 US dollars and Nexus issued to Egged a warrant to purchase such number of Ordinary Shares equal to the number of Initial Shares multiplied by 22%, at an exercise price per warrant shares of 8.4 US cents (US$0.084) (the “Warrant Exercise Price”); and

WHEREAS

the Joining Purchaser desires to purchase and Nexus desires to issue and sell to the Joining Purchaser 11,904,762 Ordinary Shares of Nexus, par value NIS 0.03 each (the “Joining Purchaser Shares”), at the Price Per Share, and a total consideration of one million US dollars ($1,000,000) and a warrant to purchase such number of Ordinary Shares equal to the number of Joining Purchaser Shares multiplied by 22%, at the Warrant Exercise Price.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

Capitalized terms used and not defined herein shall have the meaning ascribed to them in the SPA.

1.

Upon the execution of this Joinder Agreement, the Joining Purchaser agrees, effective as of the date of this Agreement, to become a party to the SPA, except for the modifications listed in Section 2 below. Nexus hereby agrees to issue and sell to the Joining Purchaser, and the Joining Purchaser agrees to purchase from Nexus the Joining Purchaser Shares, at the Price Per Share and an aggregate purchase price of one million US dollars ($1,000,000), and Nexus shall issue to the Joining Purchaser a warrant to purchase such number of Ordinary Shares equal to the number of the Joining Purchaser Shares multiplied by 22%, at the Warrant Exercise Price, in the form attached hereto as Exhibit A.

2.

Subsection A(ii) to Section 5.1 (definition of Registrable Securities) and sections 6.3, 7.9 and 10.11 of the SPA shall not apply to the Additional Purchaser. In addition, all percentages referred to in the SPA shall not apply and are correct only as of the date of the Egged investment under the SPA.

3.	It is hereby clarified that this Joinder Agreement shall not create any obligation by and among any of the purchasing entities.

Nexus Telocation Systems Ltd.	DBSI Investments Ltd.